Exhibit 99.1

Press Release	Source: American Stock Exchange

American Stock Exchange Lists the Common Stock of Ever-Glory International Group, Inc.
Wednesday July 16, 12:20 pm ET

NEW YORK, July 16 /PRNewswire/ — The American Stock Exchange® (Amex®) today listed the common stock of Ever-Glory International Group, Inc. under the ticker symbol EVK.

Ever-Glory International Group, Inc. manufactures and sells apparel to well-known casual wear, sportswear and outerwear brands and retailers in major markets worldwide. The Company manufactures its apparel products in China, including from its three factories located in the Nanjing Jiangning Economic and Technological Development Zone and Shang Fang Town in Nanjing, China. The Company has more than 1,800 employees, and it has total production capacity of 12 million garment pieces per year.

“We are pleased to welcome Ever-Glory International Group, Inc. to the American Stock Exchange," said Neal Wolkoff, Chairman and CEO of Amex. "We look forward to working with Ever-Glory in providing it with the value-added services that a company needs to increase awareness and visibility with U.S. investors."

"We are very proud to become the first Chinese apparel manufacturer listed on Amex," said Mr. Edward Yihua Kang, Chairman and Chief Executive Officer of Ever-Glory. "Access to the global capital markets and a more visible public profile will help drive our plan for sustained growth as we further expand into international markets and increase our market share within China."

Mr. Edward Yihua Kang, Chairman and Chief Executive Officer, has been invited to ring opening bell for the American Stock Exchange on July 16.

The specialist for Ever-Glory International Group, Inc. is AGS. For further information on EVK and other Amex-listed companies, please visit www.amex.com.

About American Stock Exchange

The American Stock Exchange® (Amex®) offers trading across a full range of equities, options and exchange traded funds (ETFs), including structured products and HOLDRS(SM). In addition to its role as a national equities market, the Amex is the pioneer of the ETF, responsible for bringing the first domestic product to market in 1993. Leading the industry in ETF listings, the Amex lists 406 ETFs to date. The Amex is also one of the largest options exchanges in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks. For more information, please visit www.amex.com.

About Ever-Glory International Group, Inc.

Ever-Glory International Group (Amex: EVK - News) is a U.S. publicly traded company engaged in international garment manufacturing for well-known middle- to high-grade casual, outerwear and sportswear brands. In 2008, the company partnered with local retailer La Chapelle to launch its own brand of ladies' garments in China. The company's U.S. headquarters is based in Los Angeles, California, although Ever-Glory also has several subsidiaries in China, including Goldenway Nanjing Garments Co. Ltd., Nanjing New-Tailun Garments Co, Ltd., Nanjing Catch-Luck Garments Co., Ltd. and Shanghai LA GO GO Fashion Company Limited. Ever-Glory is a supplier to well-known garment retail chains in countries including China, Japan, Europe and the U.S. In 2007, 57% of the company's total sales revenue came from customers in Europe, 16% from Japan, 21% from the United States and 6% from within China. For more information about Ever-Glory International Group, please visit: http://www.everglorygroup.com.

Source: American Stock Exchange